PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                                                 For the Three Months Ended
Earnings Per Share:                                                      March 31,
-------------------                                           ---------------------------------
                                                                   2006             2005
                                                              -----------------  --------------
                                                                (amounts in thousands, except
                                                                      per share data)

Net income..................................................      $   114,216      $    96,411
Less: Cumulative Preferred Stock Dividends:
   10.00% Cumulative Preferred Stock, Series E..............                -             (457)
   9.75% Cumulative Preferred Stock, Series F...............                -           (1,401)
   8.60% Cumulative Preferred Stock, Series Q...............             (742)          (3,709)
   8.00% Cumulative Preferred Stock, Series R...............          (10,200)         (10,200)
   7.875% Cumulative Preferred Stock, Series S..............           (2,830)          (2,830)
   7.625% Cumulative Preferred Stock, Series T..............           (2,900)          (2,900)
   7.625% Cumulative Preferred Stock, Series U..............           (2,860)          (2,860)
   7.50% Cumulative Preferred Stock, Series V...............           (3,234)          (3,234)
   6.50% Cumulative Preferred Stock, Series W...............           (2,153)          (2,153)
   6.45% Cumulative Preferred Stock, Series X...............           (1,935)          (1,935)
   6.85% Cumulative Preferred Stock, Series Y...............             (685)            (685)
   6.25% Cumulative Preferred Stock, Series Z...............           (1,758)          (1,758)
   6.125% Cumulative Preferred Stock, Series A..............           (1,761)          (1,761)
   7.125% Cumulative Preferred Stock, Series B..............           (1,937)          (1,937)
   6.60% Cumulative Preferred Stock, Series C...............           (1,898)          (1,898)
   6.18% Cumulative Preferred Stock, Series D...............           (2,086)            (695)
   6.75% Cumulative Preferred Stock, Series E...............           (2,384)               -
   6.45% Cumulative Preferred Stock, Series F...............           (4,031)               -
   7.00% Cumulative Preferred Stock, Series G...............           (1,750)               -
   6.95% Cumulative Preferred Stock, Series H...............           (1,471)               -
                                                              -----------------  --------------
Total preferred dividends...................................          (46,615)         (40,413)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................                -           (1,904)
                                                              -----------------  --------------
Total net income allocated to preferred shareholders........       $  (46,615)      $  (42,317)
                                                              =================  ==============
Total net income allocable to common shareholders...........       $   67,601       $   54,094
                                                              =================  ==============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $    5,356       $    5,375
      Net income allocable to shareholders of common stock..           62,245           48,719
                                                              -----------------  --------------
                                                                   $   67,601       $   54,094
                                                              =================  ==============
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.........          128,122          128,586

   Net effect of dilutive stock options and restricted
     stock units - based on treasury stock method using
     average market price...................................              887              589
                                                              -----------------  --------------
   Diluted weighted average common shares outstanding.......          129,009          129,175
                                                              =================  ==============
Basic earnings per common share (a).........................       $     0.49       $     0.38
                                                              =================  ==============
Diluted earnings per common share (a).......................       $     0.48       $     0.38
                                                              =================  ==============

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(a)   See Note 2 to the Company's  consolidated  financial  statements regarding
      "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three months ended March 31, 2006 and 2005.

                                   Exhibit 11